Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:	Vincent A. Paccapaniccia
Chief Financial Officer
(215) 569-9900
FOR IMMEDIATE RELEASE
October 28, 2014
CSS INDUSTRIES, INC. REPORTS RESULTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2014
CSS Industries, Inc. (NYSE:CSS) announced today its results of operations for the three- and six months ended September 30, 2014, which is the second quarter and first half of its fiscal year ending March 31, 2015. Sales for the second quarter of fiscal 2015 decreased 5.7% to $106,092,000 from $112,487,000 in the second quarter of fiscal 2014, primarily due to lower sales of Christmas bows, ribbons and cards and all occasion stationery products, partially offset by higher sales of gift card holders and sales attributable to the acquisition by the Company's Berwick Offray LLC company of substantially all of the assets and business of Carson & Gebel Ribbon Co., LLC ("C&G"), as announced on May 19, 2014. The business acquired from C&G has been fully integrated into Berwick Offray. Income from continuing operations before income taxes for the second quarter of fiscal 2015 was $15,485,000 compared to $16,040,000 in the second quarter of fiscal 2014. Net income for the second quarter of fiscal 2015 was $9,847,000, or $1.05 per diluted share, versus $10,958,000, or $1.16 per diluted share, in the second quarter of fiscal 2014.

Sales for the first six months of fiscal 2015 decreased 3.3% to $154,349,000 from $159,604,000 in the first six months of fiscal 2014, primarily due to lower sales of Christmas bows, ribbons and cards and all occasion stationery products, partially offset by higher sales of gift card holders and sales attributable to the acquisition of substantially all of the assets and business of C&G, as announced on May 19, 2014. The business acquired from C&G has been fully integrated into Berwick Offray. Income from continuing operations before income taxes for the first half of fiscal 2015 was $13,427,000 compared to $13,469,000 in the first half of fiscal 2014. Net income for the first half of fiscal 2015 was $8,522,000, or $0.91 per diluted share, versus $9,291,000, or $0.98 per diluted share, in the first half of fiscal 2014.

CSS is a consumer products company primarily engaged in the design, manufacture, procurement, distribution and sale of all occasion and seasonal social expression products, principally to mass market retailers. These all occasion and seasonal products include decorative ribbons and bows, boxed greeting cards, gift tags, gift wrap, gift bags, gift boxes, gift card holders, decorative tissue paper, decorations, classroom exchange Valentines, floral accessories, Easter egg dyes and novelties, craft and educational products, stickers, memory books, stationery, journals, note cards, infant and wedding photo albums, scrapbooks, and other gift items that commemorate life’s celebrations.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits from such acquisitions; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; and other factors described more fully in the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2014 and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

CSS’ consolidated results of operations for the three and six months ended September 30, 2014 and 2013 and condensed consolidated balance sheets as of September 30, 2014, March 31, 2014 and September 30, 2013 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2014	2013	2014	2013

Sales	$106,092	$112,487	$154,349	$159,604
Costs and expenses
Cost of sales	70,695	75,760	104,353	108,418
Selling, general and administrative expenses	19,895	20,675	36,652	37,679
Interest (income) expense, net	17	50	(4)	70
Other income, net	—	(38)	(79)	(32)

	90,607	96,447	140,922	146,135

Income from continuing operations before income taxes	15,485	16,040	13,427	13,469

Income tax expense	5,638	5,194	4,905	4,290

Income from continuing operations	9,847	$10,846	8,522	9,179

Discontinued operations, net of tax	—	112	—	112

Net income	$9,847	$10,958	$8,522	$9,291

Net income per common share:
Basic:
Continuing operations	$1.06	$1.15	$0.91	$0.97
Discontinued operations	$—	$0.01	$—	$0.01
Total	$1.06	$1.16	$0.91	$0.98

Net income per common share:
Diluted:
Continuing operations	$1.05	$1.14	$0.91	$0.96
Discontinued operations	$—	$0.01	$—	$0.01
Total (1)	$1.05	$1.16	$0.91	$0.98

Weighted average basic and diluted shares outstanding:
Basic	9,323	9,458	9,316	9,482
Diluted	9,397	9,486	9,393	9,527

Cash dividends per share of common stock	$0.15	$0.15	$0.30	$0.30

(1) Total net income per common share may not foot due to rounding.

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2014	March 31, 2014	September 30, 2013
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$26,840	$68,200	$37,094
Short-term investments	29,961	29,862	—
Accounts receivable, net	97,502	44,243	100,925
Inventories	74,980	59,252	74,508
Deferred income taxes	4,287	4,414	3,863
Other current assets	14,347	13,473	14,076
Total current assets	247,917	219,444	230,466
Property, plant and equipment, net	25,854	27,063	27,957
Deferred income taxes	1,539	1,965	3,915
Other assets
Goodwill	15,083	14,522	14,522
Intangible assets, net	27,049	26,309	27,177
Other	4,191	4,232	4,143
Total other assets	46,323	45,063	45,842
Total assets	$321,633	$293,535	$308,180
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$27,505	$10,664	$26,786
Accrued payroll and other compensation	7,087	8,754	6,568
Accrued customer programs	5,687	4,820	6,862
Other current liabilities	12,844	7,397	12,280
Total current liabilities	53,123	31,635	52,496
Long-term obligations	4,680	4,684	4,767
Stockholders’ equity	263,830	257,216	250,917
Total liabilities and stockholders’ equity	$321,633	$293,535	$308,180